EXHIBIT 99

MBT Financial Corp. Announces First Quarter 2013 Profit

MONROE, Mich., April 25, 2013 – MBT Financial Corp., (Nasdaq: MBTF), the parent company of Monroe Bank & Trust, reported a net profit of $1,114,000, or $0.06 per share (basic and diluted), in the first quarter of 2013, compared to the profit of $1,217,000, or $0.07 per share (basic and diluted) in the first quarter of 2012. Excluding gains on sales of investment securities, the net profit increased from $117,000 last year to $1,104,000 this year. This is the seventh consecutive quarterly profit for the company.

The net interest margin decreased from 3.19% in the first quarter of 2012 to 2.82% in the first quarter of 2013. Due to low loan demand and a desire to maintain a high level of liquidity, the Bank is holding a large portion of its earning assets in low yielding short term investments. This balance sheet structure, coupled with the prolonged low interest rate environment, caused the decrease in the net interest margin. Although average earning assets increased $32.7 million compared to the first quarter of 2012, the decrease in the net interest margin and the shorter quarter resulted in a decrease of $884,000, or 9.9% in the net interest income.

The provision for loan losses decreased from $2.25 million in the first quarter of 2012 to $1.5 million in the first quarter of 2013 and the net charge offs decreased from $2.6 million to $0.9 million. The improvement in loan quality over the past year allowed us to reduce the Allowance for Loan and Lease Losses $2.6 million, lowering the ALLL from 3.07% of loans at the end of the first quarter of 2012 to 2.90% as of March 31, 2013.

Noninterest income, excluding securities gains, increased $401,000, or 11.2%. Income from wealth management services increased 13.3% due to an increase in assets managed. Origination fees on mortgage loans sold increased 136.9% due to increased mortgage lending activity. Other non interest income increased 13.0% due to various other commissions and fees.

Total noninterest expenses decreased $594,000, or 5.9% compared to the first quarter of 2012. The decrease in expenses was mainly due to lower losses on sales and writedowns of Other Real Estate Owned (OREO) as well as lower OREO carrying costs. Real estate values continued to increase in the Bank’s market area, reducing the need to write down the carrying values of foreclosed properties held for sale and resulting in gains on sales of some properties following earlier write downs.

The Company remains in the process of an Internal Revenue Service audit for its 2007 through 2010 tax years. During the second quarter of 2012 we recorded a federal income tax expense to reflect the amount of a settlement that we offered to the IRS early in the third quarter of 2012. While we cannot predict the outcome of the IRS audit, or any appeal we may pursue as a result of an IRS assessment from the audit, we are optimistic that a settlement agreement will be reached without the need to record significant additional tax expense.

Total assets of the company increased $17.6 million compared to December 31, 2012, with total loans held for investment decreasing $12.5 million and cash and investment securities increasing $28.0 million. Capital increased $2.4 million since the end of last year due to the profit and the private placement of $1.7 million of common stock. As a result, even though assets increased, the ratio of equity to assets increased from 6.59% at the end of 2012 to 6.68% at March 31, 2013. The Tier 1 Leverage ratio for the Bank, which is one of the primary ratios used by banking regulators, increased from 6.38% as of December 31, 2012 to 6.43% as of March 31, 2013. The Bank remains adequately capitalized as measured by applicable regulatory standards. The company’s liquidity position remained very strong, with cash and investments increasing from 43.0% of assets at the end of 2012 to 44.6% at March 31, 2013.

Economic conditions in southeast Michigan continue to slowly improve, and this quarter we experienced a slight increase in nonperforming assets. Nonaccrual loans increased $215,000 during the quarter, but are down $13.9 million, or 30.5% compared to a year ago. We are continuing to see an improvement in real estate sales activity and prices, and that has helped us reduce losses on the sales and write downs of Other Real Estate Owned properties over the past year. Our total OREO increased $900,000 compared to a year ago as credit relationships move through the collection process; however, OREO losses and expenses decreased $404,000, or 54.7% for the first quarter of 2013 compared to first quarter of 2012. Total problem assets, which include nonperforming assets and problem loans that are still performing, increased by $261,000 during the quarter, or 0.2%. Total problem assets have reflected a net decrease of $3.7 million for the past twelve months, which is an improvement of 2.8% compared to a year ago.

H. Douglas Chaffin, President and CEO, commented, “We are pleased to report another profit and improvement in most asset quality metrics this quarter. As the economic conditions continue to improve, we expect to see the improvements in our asset quality and earnings continue. Loan demand was not sufficient to replace payments, but our existing commercial loan pipeline remains strong compared to a year ago. When loan growth resumes it will help our net interest margin and net interest income improve also. We continue to have a solid deposit base, a very liquid balance sheet, and adequate capital, so we are well positioned for increased lending activity.”

Mr. Chaffin concluded, “Local and national economic indicators continue to improve, but we are cautiously monitoring the recent signs of relative strength in the local and regional recovery. While we remain concerned about the effect of global and national issues on our local economy, we are optimistic that our progress from 2012 will continue through 2013. We will continue to focus our efforts on improving asset quality, maintaining liquidity, seeking new sources of revenue and capital, and controlling expenses. Our current environment still presents challenges, but we remain confident in our ability to maintain our position as the premier independent provider of financial services in the communities we serve.”

Conference Call

MBT Financial Corp. will hold a conference call to discuss the first quarter results on Friday, April 26, 2013, at 10:00 a.m. Eastern Time. The call will be webcast and can be accessed at the Investor Relations/Corporate Profile page of MBT Financial Corp.’s web site www.mbandt.com. The call can also be accessed in the United States by calling toll free (888) 317-6016. The toll free number for callers in Canada is (855) 669-9657 and international callers can access the call at (412) 317-6016. The event will be archived on the Company’s web site and available for twelve months following the call.

We encourage participants to pre-register for the conference call using the following link. Callers who pre-register will be given a unique PIN to gain immediate access to the call, bypassing the live operator. Participants may pre-register at any time, including up to and after the call start time. You will immediately receive an online confirmation, an email, and a calendar invitation for the event. To pre-register, go to:

http://services.choruscall.com/DiamondPassRegistration/register?confirmationNumber=10026855&linkSecurityString=211376ec68

About the Company

MBT Financial Corp. (NASDAQ: MBTF), a single bank holding company headquartered in Monroe, Michigan, is the parent company of Monroe Bank & Trust (MBT).

Founded in 1858, MBT is one of the largest community banks in Southeast Michigan. MBT is a full-service bank, offering a complete range of business and personal accounts, credit options, and phone and online banking services. MBT’s Wealth Management Group is one of the largest and most respected in Southeastern Michigan. With 24 offices, 39 ATMs, and a comprehensive array of products and services, MBT prides itself in offering an incomparable banking experience for its customers. Visit MBT’s web site at www.mbandt.com.

Forward-Looking Statements

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, change in the financial and securities markets, including changes with respect to the market value of our financial assets, the availability of and costs associated with sources of liquidity, and the ability of the Company to resolve or dispose of problem loans. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

MBT FINANCIAL CORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS - UNAUDITED

	Quarterly
	2013	2012	2012	2012	2012
(dollars in thousands except per share data)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

EARNINGS
Net interest income	$8,044	$8,316	$8,621	$8,784	$8,928
FTE Net interest income	$8,185	$8,456	$8,766	$8,936	$9,105
Provision for loan and lease losses	$1,500	$2,500	$1,550	$1,050	$2,250
Non interest income	$3,988	$4,173	$4,023	$3,564	$4,677
Non interest expense	$9,418	$9,371	$9,689	$9,622	$10,012
Net income (loss)	$1,114	$5,687	$1,388	$253	$1,217
Basic earnings (loss) per share	$0.06	$0.33	$0.08	$0.01	$0.07
Diluted earnings (loss) per share	$0.06	$0.33	$0.08	$0.01	$0.07
Average shares outstanding	17,516,382	17,385,761	17,321,337	17,315,696	17,304,781
Average diluted shares outstanding	17,746,355	17,452,206	17,402,653	17,382,419	17,347,641

PERFORMANCE RATIOS
Return on average assets	0.35%	1.81%	0.45%	0.08%	0.39%
Return on average common equity	5.32%	28.30%	7.09%	1.33%	6.39%
Base Margin	2.74%	2.84%	2.94%	3.06%	3.10%
FTE Adjustment	0.05%	0.05%	0.05%	0.05%	0.06%
Loan Fees	0.03%	0.03%	0.06%	0.04%	0.03%
FTE Net Interest Margin	2.82%	2.92%	3.05%	3.15%	3.19%

Efficiency ratio	74.43%	70.69%	69.72%	68.86%	73.19%
Full-time equivalent employees	367	357	352	348	349

CAPITAL
Average equity to average assets	6.67%	6.41%	6.28%	6.21%	6.16%
Book value per share	$4.80	$4.80	$4.57	$4.43	$4.38
Cash dividend per share	$-	$-	$-	$-	$-

ASSET QUALITY
Loan Charge-Offs	$1,587	$4,658	$2,156	$2,369	$2,832
Loan Recoveries	$687	$334	$243	$324	$198
Net Charge-Offs	$900	$4,324	$1,913	$2,045	$2,634

Allowance for loan and lease losses	$17,899	$17,299	$19,123	$19,486	$20,481

Nonaccrual Loans	$31,558	$31,343	$44,422	$40,139	$45,436
Loans 90 days past due	$314	$1	$138	$2	$2
Restructured loans	$37,581	$38,460	$28,184	$26,134	$25,954
Total non performing loans	$69,453	$69,804	$72,744	$66,275	$71,392
Other real estate owned & other assets	$15,177	$14,294	$13,784	$12,777	$14,277
Nonaccrual Investment Securities	$3,045	$3,045	$2,916	$2,829	$2,888
Total non performing assets	$87,675	$87,143	$89,444	$81,881	$88,557
Problem Loans Still Performing	$37,815	$38,086	$42,359	$44,918	$40,592
Total Problem Assets	$125,490	$125,229	$131,803	$126,799	$129,149

Net loan charge-offs to average loans	0.59%	2.69%	1.15%	1.23%	1.57%
Allowance for loan losses to total loans	2.90%	2.75%	2.94%	2.91%	3.07%
Non performing loans to gross loans	11.26%	11.10%	11.17%	9.91%	10.70%
Non performing assets to total assets	6.82%	6.87%	7.24%	6.63%	7.08%
Allowance to non performing loans	25.77%	24.78%	26.29%	29.40%	28.69%

END OF PERIOD BALANCES
Loans and leases	$616,805	$628,769	$651,218	$668,604	$667,294
Total earning assets	$1,188,905	$1,167,318	$1,138,424	$1,138,191	$1,152,128
Total assets	$1,286,146	$1,268,595	$1,236,064	$1,235,271	$1,250,449
Deposits	$1,062,465	$1,048,830	$1,020,410	$1,017,502	$1,035,550
Interest Bearing Liabilities	$998,380	$987,949	$974,097	$976,218	$998,226
Shareholders' equity	$85,949	$83,574	$79,098	$76,784	$75,899
Total Shares Outstanding	17,903,656	17,396,179	17,324,063	17,318,153	17,312,707

AVERAGE BALANCES
Loans and leases	$622,437	$640,558	$660,901	$668,632	$672,907
Total earning assets	$1,178,554	$1,154,384	$1,144,823	$1,140,410	$1,145,865
Total assets	$1,274,201	$1,247,128	$1,240,752	$1,234,984	$1,242,995
Deposits	$1,057,395	$1,030,677	$1,025,730	$1,019,305	$1,027,501
Interest Bearing Liabilities	$995,213	$972,104	$979,494	$980,007	$993,711
Shareholders' equity	$84,975	$79,940	$77,884	$76,637	$76,625

MBT FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

	Quarter Ended March 31,
Dollars in thousands (except per share data)	2013	2012
Interest Income
Interest and fees on loans	$7,902	$9,139
Interest on investment securities-
Tax-exempt	323	380
Taxable	1,767	2,134
Interest on balances due from banks	69	43
Total interest income	10,061	11,696

Interest Expense
Interest on deposits	1,213	1,839
Interest on borrowed funds	804	929
Total interest expense	2,017	2,768

Net Interest Income	8,044	8,928
Provision For Loan Losses	1,500	2,250

Net Interest Income After
Provision For Loan Losses	6,544	6,678

Other Income
Income from wealth management services	1,097	968
Service charges and other fees	1,042	1,090
Net gain on sales of securities	10	1,100
Origination fees on mortgage loans sold	289	122
Bank Owned Life Insurance income	390	370
Other	1,160	1,027
Total other income	3,988	4,677

Other Expenses
Salaries and employee benefits	5,323	5,106
Occupancy expense	687	725
Equipment expense	700	803
Marketing expense	163	198
Professional fees	501	588
Collection expense	46	62
Net loss on other real estate owned	(40)	269
Other real estate owned expense	374	469
FDIC deposit insurance assessment	689	679
Other	975	1,113
Total other expenses	9,418	10,012

Profit Before Income Taxes	1,114	1,343
Income Tax (Benefit) Expense	-	126
Net Profit (Loss)	$1,114	$1,217

Basic Earnings (Loss) Per Common Share	$0.06	$0.07

Diluted Earnings (Loss) Per Common Share	$0.06	$0.07

Dividends Declared Per Common Share	$-	$-

MBT FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS

	March 31, 2013	December 31,
Dollars in thousands	(Unaudited)	2012
Assets
Cash and Cash Equivalents
Cash and due from banks
Non-interest bearing	$11,535	$17,116
Interest bearing	106,503	95,391
Total cash and cash equivalents	118,038	112,507
Securities - Held to Maturity	38,513	38,786
Securities - Available for Sale	416,479	393,767
Federal Home Loan Bank stock - at cost	10,605	10,605
Loans held for sale	2,047	1,520
Loans	614,758	627,249
Allowance for Loan Losses	(17,899)	(17,299)
Loans - Net	596,859	609,950
Accrued interest receivable and other assets	11,224	10,037
Other Real Estate Owned	15,118	14,262
Bank Owned Life Insurance	49,501	49,111
Premises and Equipment - Net	27,762	28,050
Total assets	$1,286,146	$1,268,595
Liabilities
Deposits:
Non-interest bearing	$186,220	$183,016
Interest-bearing	876,245	865,814
Total deposits	1,062,465	1,048,830
Federal Home Loan Bank advances	107,000	107,000
Repurchase agreements	15,000	15,000
Accrued interest payable and other liabilities	15,732	14,191
Total liabilities	1,200,197	1,185,021
Shareholders' Equity
Common stock (no par value)	4,173	2,397
Retained Earnings	82,394	81,280
Unearned Compensation	(21)	(27)
Accumulated other comprehensive income (loss)	(597)	(76)
Total shareholders' equity	85,949	83,574
Total liabilities and shareholders' equity	$1,286,146	$1,268,595

FOR FURTHER INFORMATION:

H. Douglas Chaffin	John L. Skibski	John Betrus
Chief Executive Officer	Chief Financial Officer	Director of Marketing
(734) 384-8123	(734) 242-1879	(734) 240-2341
doug.chaffin@mbandt.com	john.skibski@mbandt.com	john.betrus@mbandt.com